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                                                                  EXHIBIT 3.1

                                    FORM OF

                          CERTIFICATE OF DESIGNATIONS

                                      OF

                   SERIES J NON-CONVERTIBLE PREFERRED STOCK

                                      OF

                             HYBRID NETWORKS, INC.

                       Pursuant to Section 151(g) of the
               GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

     The undersigned DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of Hybrid Networks, Inc., a Delaware corporation (the "Company"), by unanimous written consent dated as of September 7, 1999:

     RESOLVED, that pursuant to authority conferred upon the Board of Directors or the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the Board of Directors hereby provides for the issuance of a series of Preferred Stock of the Company consisting of one thousand (1,000) shares to be designated the Series J Non-Convertible Preferred Stock, par value $1.00 per share (the "Series J Preferred Stock"), and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, in addition to those set forth in the Certificate of Incorporation, as follows:

     SECTION 1. RANKING. The Series J Preferred Stock shall, with respect to rights on liquidation, dissolution, winding up or dividend, rank pari passu with any other series of Preferred Stock, par value $0.001 per share (the "Other Preferred Stock") of the Company.

     SECTION 2. DIVIDENDS. The holder of each share of Series J Preferred Stock shall not be entitled to receive dividends in respect of such share of Series J Preferred Stock.

     SECTION 3.  VOTING RIGHTS.

          (a) Except as provided in Sections 3(b) and 3(c) below, or as may be otherwise provided by law, each share of the Series J Preferred Stock shall be non-voting.

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          (b)  Notwithstanding any other provision of the Certificate of
     Incorporation or the Bylaws of the Company to the contrary, as long as the Purchaser's Interest is 10% or greater, the holders of the Series J Preferred Stock, voting as a separate class, shall elect two directors to serve on the Company's Board of Directors.

          (c) Notwithstanding any other provision of the Certificate of Incorporation or the Bylaws of the Company to the contrary, as long as the Purchaser's Interest is 10% or greater, the affirmative vote of the holders of a majority of the shares of Series J Preferred Stock present in person or represented by proxy and voting as a separate class, at an annual meeting of stockholders or a special meeting of holders of Series J Preferred Stock called for such purpose or by written consent, shall be necessary for the Company to:

               (i) adopt an Annual Business Plan (as hereinafter defined) or take any actions that deviate from the then-current Annual Business Plan in any material respect;

               (ii) make any capital expenditures during any fiscal year in excess of $2,000,000 in the aggregate except to the extent contemplated in the Annual Business Plan for such year;

               (iii) make any acquisition or disposition of any interests in any other Person or business enterprise or any assets, in any single transaction or a series of related transactions, in which the fair market value of the consideration paid or received by the Company exceeds $1,000,000;

               (iv) organize, form or participate in any joint venture or similar entity involving the sharing of profits in which the assets or services to be contributed to or provided by the Company to such joint venture or other entity have a fair market value in excess of $1,000,000;

               (v)    form any Subsidiary;

               (vi) issue any Common Stock, preferred stock or other capital stock or any stock or securities (including options and warrants) convertible into or exercisable or exchangeable for Common Stock, preferred stock or other capital stock or amend the terms of any such stock or securities or any agreements relating thereto (other than employee stock options approved by the Board of Directors of the Company and Common Stock issued upon exercise thereof) or effect any stock split or reverse stock split or combination;

               (vii) enter into any transaction between the Company, on the one hand, and any Affiliate or Associate of the Company, on the other, other


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          than the payment of compensation and other benefits to employees and directors in the ordinary course of business;

               (viii) declare or pay any dividend or other distribution with respect to the capital stock of the Company;

               (ix) incur any indebtedness for borrowed money or capital lease obligations that are not expressly contemplated in the then-current Annual Business Plan in excess of $250,000 in the aggregate during any fiscal year;

               (x) amend the Company's Certificate of Incorporation or Bylaws or create or amend a stockholders' rights plan;

               (xi)   declare bankruptcy; or

               (xii)  liquidate or dissolve the Company.

          (d) The voting rights specified in this Section 3 shall terminate at such time as any share of the Series J Preferred Stock ceases to be owned by the Purchaser and its Affiliates.

   SECTION 4. LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of shares of Series J Preferred Stock shall be entitled to be paid, on a pari passu basis with the Other Preferred Stock, an amount equal to $1.00 per share (subject to ratable adjustment to reflect any stock dividend, stock split or similar reclassification transaction occurring after the issuance of such shares affecting shares of Series J Preferred Stock generally).

   SECTION 5. NOTICE OF CERTAIN EVENTS. In case the Company shall propose at any time or from time to time to take any action upon which the vote of the holder of Series J Preferred Stock is required by Section 3, then, the Company shall mail to such holder of shares of Series J Preferred Stock, at such holder's address as it appears on the transfer books of the Company, a written notice of such proposed action as promptly as possible but in any event at least 15 Business Days prior to the effective date of such transaction, specified in such notice.

   SECTION 6. CERTAIN REMEDIES. Any registered holder of shares of Series J Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of the Certificate of Incorporation and to enforce specifically the terms and provisions of this Certificate of Designations in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which the holder may be entitled at law or in equity.


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     SECTION 7.  DEFINITIONS.  Capitalized terms used in this Certificate but not otherwise defined shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

     "AFFILIATE" has the same meaning as in Rule 12b-2 promulgated under the Exchange Act.

     "AGREEMENT" means the Securities Purchase Agreement between the Purchaser and the Company dated August 30, 1999, and as thereafter amended, supplemented, restated or otherwise modified.

     "ANNUAL BUSINESS PLAN" means the annual strategic and operating plan for each Fiscal Year to be submitted by management of the Company to the Board of Directors of the Company and the Purchaser on or prior to October 15 of the prior Fiscal Year, which plan shall include (among other things) a proposed capital expenditure and operating budget for the forthcoming Fiscal Year including an income statement prepared on an accrual basis which shall show in reasonable detail the revenues and expenses projected for the Company for the forthcoming Fiscal Year and a cash flow statement showing the receipts and disbursements projected for the Company for the forthcoming Fiscal Year.

     "ASSOCIATE" has the same meaning as in Rule 12b-2 promulgated under the Exchange Act.

     "BUSINESS DAY" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York.

     "CLASS A DEBENTURES" means the $11,000,000 debentures issued to Purchaser pursuant to the Agreement, paying interest in kind at a rate of 4.0% per annum, and convertible upon the occurrence of certain events into 3,859,649 shares of Common Stock.

     "CLASS B DEBENTURES" means the $1,000 face amount of debentures issued to Purchaser pursuant to the Agreement, paying interest in kind at a rate of 4.0% per annum, and convertible into 1,000 shares of Series J Preferred Stock.

     "COMMON STOCK" means shares now or hereafter authorized of any class of common stock of the Company and any other class of capital stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets upon voluntary or involuntary liquidation, dissolution or winding up of the Company or in the earnings of the Company without limit as to per share amount, and shall include, without limitation, the presently authorized 100,000,000 shares of common stock, par value $0.001 per share.


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     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

     "DEBENTURES" means the Class A Debentures and the Class B Debentures.

     "FISCAL YEAR" means each 12-month accounting period ending December 31 of a calendar year.

     "FULLY DILUTED BASIS" includes, without duplication, (i) all shares of Common Stock outstanding at the time of calculation, (ii) Common Stock issuable upon exercise of all outstanding warrants, options and other rights to acquire Common Stock directly or indirectly and (iii) Common Stock issuable upon conversion of all securities convertible directly or indirectly into Common Stock.

     "PURCHASER" means Sprint Corporation, a Kansas corporation

     "PURCHASER'S INTEREST" means, as of the date of determination, the total number of shares of Common Stock (i) owned, directly or indirectly, by the Purchaser or any of its Affiliates, (ii) for which Warrants owned, directly or indirectly, by the Purchaser or any of its Affiliates may be exercised (including for those purposes any shares of Common Stock that could be acquired upon conversion of any debentures that may be purchased upon exercise of Warrants and after taking into account all applicable antidilution provisions), assuming all such Warrants are exercisable as of the date of such determination, and (iii) for which Class A Debentures owned, directly or indirectly, by the Purchaser or any of its Affiliates may be converted after taking into account all applicable antidilution provisions, assuming all such Debentures are convertible as of the date of such determination, expressed as a percentage of the Common Stock on a Fully Diluted Basis at the time of calculation.

     "SUBSIDIARY" of any corporation means any other corporation of which greater than 50% of the outstanding shares of capital stock having ordinary voting Power for the election of directors is owned directly or indirectly by such corporation.

     "WARRANTS" means the warrants issued pursuant to the Warrant Agreement, which are exercisable by the Purchaser for the purchase of $8,397,873 of subordinated debentures having terms substantially identical to the Debentures.


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     IN WITNESS WHEREOF, the Company has caused this Certificate of
Designations to be executed on its behalf by Carl S. Ledbetter, its Chairman and Chief Executive Officer, this 7th day of September, 1999, hereby declaring and certifying that this is the act and deed of the Company and that the facts stated herein are true.

                                    HYBRID NETWORKS, INC.


                                    By: /s/ Carl S. Ledbetter
                                       -------------------------------
                                    Name:   Carl S. Ledbetter
                                    Title:  Chairman and Chief Executive Officer

[CORPORATE SEAL]

ATTEST:


By: /s/ Judson W. Goldsmith
   -------------------------------
Name:   Judson W. Goldsmith
Title:  President and Secretary

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